11/18/98

Lender's Name:    W J International, Inc.
Address:          23 Washburne Ave., Paynesville, MN 56362

In this agreement, I, me and my refer to the borrower signing below. You and your refer to the lender named above.

My Promise: One year after the date of this note, I promise to pay to your order Seventy Thousand Dollars ($70,000.00) in full at the rate of 6.98% a year. I will pay interest every 90 days.

Your Rights if I Default. If I do not make an interest payment on this loan when due or in the full amount, you may require immediate payment of the unpaid balance of this loan, including any interest I owe.

Legal and Collection Costs. I must pay any reasonable attorneys' fees, legal expenses and costs of collection that result from my default (unless prohibited by law).

Secured by Note

Koronis Parts, Inc.

/s/ Ed Webb, President